Exhibit 99.1



Winter 2020
Volume 14 : Issue 1
www.sdsbp.com

SOUTH DAKOTA
SOYBEAN
PROCESSORS



Tom Kersting
CEO
Tom.Kersting@sdsbp.com

Frustrating End to Otherwise Good Year

South Dakota Soybean Processors (SDSP) went into 2019's fourth quarter with good numbers. And typically, the fourth quarter is our best quarter — with an abundance of beans and a market positioned to purchase product. This year was definitely different.

We went into September knowing the year's challenging growing season would most likely impact our bottom line. We also expected major expenses resulting from planned projects during our extended shutdown, including extensive extractor repairs and a much-needed expansion of the Volga refinery. What we did not expect was that South Dakota's soybean production would drop a whopping 42% from 2018 — with harvested acres down more than 2.1 million acres. We also didn't anticipate two large unexpected repairs. As a result, SDSP ended the year with a net income of $11.0 million. Historically it was still a strong financial year, but certainly below expectations.

"The reduction in crop acres was the major factor in this year's numbers."

Fewer beans and unplanned repairs

The reduction in soybean production was the major factor in this year's numbers. With the dramatic drop in production — one of the largest declines in history — beans have been difficult to find. Subsequently, we've had to reach out further to find them and pay more, constricting margins.

In terms of quality, the wet growing and harvest seasons meant beans required increased drying time — reducing crush capacity and impacting the bottom line from an operations standpoint. Oil and protein content of the crop is also below last years levels.

In terms of unplanned repairs, during a normal inspection as part of the Volga facility's extended shutdown, cracking was discovered in two of the meal storage silos. Repairing the concrete structures was necessary but expensive, making up a substantial share of the $2.9 million increase in maintenance expense. In addition, we ran into challenges with our refinery expansion. Once installed, it became evident that two new centrifuges were not operating correctly. This and other problems resulted in a near month long delay in start-up. As a result, SDSP was forced to purchase oil in order to cover our commitments to customers.

SDSP has a strong balance sheet, and so we are able to withstand both the unexpected expenses and the downturn in the bean crop. And there is positive news on the demand side. The increase in South Dakota's hog numbers is becoming apparent and domestic demand for our meal product remains strong, as does demand for oil. If we can find the beans, I fully expect 2020 to be profitable, but there are a lot of unknowns right now, including the 2020 crop year. Just like our producers, we're certainly hoping for a more normal growing season.

SOUTH DAKOTA SOYBEAN PROCESSORS

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheet

December 31, 2019

ASSETS	
Current assets	
Cash and cash equivalents	$ 624,681
Trade accounts receivable	24,420,557
Inventories	44,470,052
Other current assets	8,656,902
Total current assets	78,172,192
Property and equipment	118,363,393
Less accumulated depreciation	(53,846,189)
Total property and equipment, net	64,517,204
Other assets	
Investments	9,435,825
Right-of-use lease asset, net	5,979,771
Total other assets	15,415,596
Total assets	$ 158,104,992
LIABILITIES AND MEMBERS' EQUITY	
Current liabilities	
Excess outstanding checks over bank balance	$ 8,164,752
Current maturities of long-term debt	4,603,342
Note payable - seasonal loan	1,743,029
Current operating lease liabilities	2,663,967
Accounts payable	4,904,963
Accrued commodity purchases	31,346,533
Other current liabilities	3,423,346
Total current liabilities	56,849,932
Long-term liabilities	
Long-term debt, net of current maturities	11,991,923
Long-term operating lease liabilities	3,315,804
Total long-term liabilities	15,307,727
Members' equity	85,947,333
Total liabilities and members' equity	$ 158,104,992

Condensed Statement of Operations

For the year ended December 31, 2019

Net revenues	$ 371,275,766
Cost of revenues	(356,475,930)
Gross profit	14,799,836
Administrative expenses	(3,624,306)
Operating profit	11,175,530
Other income (expense)	
Interest expense	(919,157)
Other non-operating income	723,212
Total other income (expense)	(195,945)
Net income	$ 10,979,585
Basic and diluted earnings per capital unit	$ 0.36
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Capital Units Trading History

Period	Units Traded	Average	High	Low
2019-Q4	54,000	$3.52	$3.60	$3.49
2019-Q3	14,000	$3.77	$3.76	$3.75
2019-Q2	57,500	$3.62	$3.77	$3.48
2019-Q1	90,500	$3.32	$3.57	$3.23

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com,* or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our website at *www.sdsbp.com,* or email *memberinfo@sdsbp.com.* ■

Nominations Due March 15

SDSP members will be electing one board member from each of the five districts during the annual meeting June 16. Incumbents Jonathan Kleinjan (District 1), Wayne Enger (District 3), Mark Brown (District 4) and Ronald Anderson (District 5) are running for re-election. There is not an incumbent running in District 2.

Any SDSP member interested in seeking nomination for the board for any of the five districts can contact Amy Koisti at 605-627-6100 to request a nomination petition. Petitions must be returned to the SDSP office by March 15, 2020. Contact one of the following members of the nominations committee with questions about the election or board member responsibilities:

Craig Weber, 605-690-7702, *weberfarm@icloud.com*
Doyle Renaas, 605-480-0103, *doylerenaas@gmail.com*
Gary Goplen, 507-828-1477, *gkgop@mvtvwireless.com*
Mike Reiner, 507-227-0269, *mdreiner5@icloud.com*
Adam Schindler, 605-730-0009, *schin25@yahoo.com.* ■

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OPERATIONS UPDATE

Silos Require Extensive Repair

By Carl Odde, Engineering Manager, Carl.Odde@sdsbp.com

The importance of our annual facility shutdown was reinforced this August when, while conducting a routine inspection of our meal storage silos, we discovered cracking in the concrete that jeopardized the silos' structural integrity.

Due to safety concerns and the silos' essential role in our meal operations, it was evident we could not put off the repairs. The structures, the largest being 110 feet tall, were original to the facility, and built with 20-year-old design criteria. We hired CCS Group — Custom Concrete Specialists — out of Nebraska to both assess the project and do the repairs.

First, a new rebar cage was built in the interior of the first silo, and then covered with a 4 ½"-shotcrete liner — shooting the concrete on at a high velocity for structural integrity. Due to a live bottom unloader in the silo, the repair transitioned to an exterior band of shotcrete toward the bottom of the structure.

The silos are being repaired one at a time, requiring extending normal meal load-out hours to around-the-clock. Both silos are expected to be back in full service sometime in March. The high-quality repair is expected to extend the life of the structures for many years. ■



Rebar is being installed inside one of the concrete meal storage silos at Volga.



Repair on the bottom exterior shows placement of shotcrete over rebar reinforcement. Once first placement is complete, a final application provides a smooth finish.

Refinery Expansion in Progress

By John Prohaska, Group Operations Manager, John.Prohaska@sdsbp.com

SDSP's multi-phased refinery expansion got underway during the extended shutdown of the Volga facility in August. The decision to expand the refinery's capacity was driven by the steady increase of crush capacity at Volga, the addition of the Miller facility a few years ago, and a demand for SDSP's soybean oil as well as its by-products.

One part of that expansion was the addition of two new larger centrifuges; one used in the degumming process to produce lecithin, a by-product used for many food and industrial purposes, and the second in the production of soapstock, used as an animal feed additive and as a source of fatty acids for soap.

The refinery expansion is a substantial project being completed in phases, although a large portion is done. The equipment installed to-date is now performing as expected and we are already realizing a gain in refinery capacity. ■


F-1110

©2020 South Dakota Soybean Processors, LLC. All Rights Reserved.

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South Dakota Soybean Processors

100 Caspian Ave
PO Box 500
Volga, SD 57071

PRSRT STD
U.S. POSTAGE
PAID
VISTACOMM

SQF

SDSP recently received an excellent rating on our Safe Quality Food (SQF) certification. We are proud to maintain this excellent performance in our food safety efforts.

Announcing Non-GMO Certified Grower Network

Food consumers are becoming more concerned about the sourcing of their food. In response, SDSP is stepping up to provide food companies the information their customers demand through our new Certified Grower Network. The program is open to producers who will be growing Non-GMO soybeans in 2020. A letter explaining the program and an application form were recently mailed to our Non-GMO producer base.

"The food consumer is asking more questions about where their food comes from, and how it's grown," says SDSP Soybean Procurement Manager Kari VanderWal. "We're taking this step to provide meal and oil customers who ask, an analysis of where and how our soybeans are grown."

The one-page application requests contact information and basic growing practices. "Growers' personal information is not released to our customers," says VanderWal. Instead, all the information is compiled into a database SDSP can utilize to provide a summary for interested customers. The program was developed by SDSP's Food Safety Manager John Wilder in cooperation with the company's marketing department.

Certified growers will receive a 10 cent/bushel premium on all Non-GMO soybeans marketed to SDSP. They will also be granted priority status when other programs and trials become available. At this time, enrollment in the program is voluntary; producers are not required to participate in order to sell soybeans to SDSP.

The first application to participate in the Certified Grower Network is to be returned by April 1. The follow-up survey will be available after July 1, 2020 and will need to be returned to our office no later than Aug. 1, 2020. Growers can also fill out and submit the application online by going to *sdsbp.com,* clicking on *Soybeans,* and then *Non-GMO Certified Grower Network.* For more information about the program, contact Kari VanderWal or Logan Lenhart, merchandising assistant, at 888-737-7888. ■